FORM 4

[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(l) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person

   Meyerson                         Martin                H.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o M.H. Meyerson & Co., Inc.
525 Washington Boulevard
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                                    (Street)

Jersey City                         New Jersey           07310
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     M.H. Meyerson & Co., Inc. (MHMY)
________________________________________________________________________________
3.   I.R.S. or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     November 20, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

           Chairman of the Board
     ____________________________________________________________________
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                     5.             6.
                                2.                   4.                              Amount of      Owner-
                                Trans-               Securities Acquired (A) or      Securities     ship
                                action  3.           Disposed of (D)                 Beneficially   Form:     7.
                                Date    Transaction  (Instr. 3, 4 and 5)             Owned          Direct    Nature of
                                ------- Code         ------------------------------- at End         (D) or    Indirect
1.                              (Month/ (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                Day/   ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                       Year)  Code     V      Amount       (D)    Price     Instr.4)      (Instr.4) (Instr.4)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01    11/20/02 G              575,000       D               959,670+       D         N/A
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                                                                                      150,000        I         Beneficiary
                                                                                                               of Trust
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==========================================================================================================================

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                           10.
                                                                                                           Owner-
                                                                                                 9.        ship
                                                                                                 Number    Form
             2.                                                                                  of        of
             Conver-                   5.                              7.                        deriv-    Deriv-   11.
             sion                      Number of                       Title and Amount          ative     ative    Nature
             or                        Derivative    6.                of Underlying     8.      Secur-    Secur-   of
             Exer-   3.       4.       Securities    Date              Securities        Price   ities     ity:     In-
             cise    Trans-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Bene-     Direct   direct
             Price   action   action   or Disposed   Expiration Date   ----------------  Deriv-  ficially  (D) or   Bene-
1.           of      Date     Code     of(D)         (Month/Day/Year)            Amount  ative   Owned     In-      ficial
Title of     Deriv-           (Instr.  (Instr. 3,    ----------------            or      Secur-  at End    direct   Owner-
Derivative   ative   (Month/   8)       4 and 5)     Date     Expira-            Number  ity     of Month  (I)      ship
Security     Secur-  Day/     ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
---------------------------------------------------------------------------------------------------------------------------
Common Stock $1.10   5/8/95    A       114,091       11/21/94 11/21/04 Common    114,091  0*     114,091    D       N/A
  purchase                                                             Stock $.01
  option                                                               par value
---------------------------------------------------------------------------------------------------------------------------
Common Stock $2.1875 12/15/95  A       159,429       12/15/95 12/15/05 Common    159,429  0*     159,429    D       N/A
  purchase                                                             Stock $.01
  option                                                               par value
---------------------------------------------------------------------------------------------------------------------------
Common Stock $2.50   1/2/01    A       1,500         immed.   1/2/06   Common    1,500    0*     1,500      D       N/A
  purchase                                                             Stock $.01
  option                                                               par value
---------------------------------------------------------------------------------------------------------------------------

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===========================================================================================================================

Explanation of Responses:



/s/ Martin H. Meyerson                                   November 22, 2002
---------------------------------------------            -----------------------
**Signature of Reporting Person                                 Date
  Martin H. Meyerson


+ Does not include 150,000 shares of Common Stock held in a trust for the benefit of the Reporting Person.

* Granted pursuant to Employee Stock Option Plan and/or for services rendered to the issuer.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.

       If space is insufficient, see Instruction 6 for procedure.



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